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SECURITIES AND EXCHANGE COMMISSION

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InfuSystem Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

MESON CAPITAL PARTNERS LLC

MESON CAPITAL PARTNERS LP

RYAN J. MORRIS

GLOBAL UNDERVALUED SECURITIES MASTER FUND, L.P.

GLOBAL UNDERVALUED SECURITIES FUND, L.P.

GLOBAL UNDERVALUED SECURITIES FUND (QP), L.P.

GLOBAL UNDERVALUED SECURITIES FUND, LTD.

KLEINHEINZ CAPITAL PARTNERS, INC.

KLEINHEINZ CAPITAL PARTNERS LDC

JOHN B. KLEINHEINZ

BOSTON AVENUE CAPITAL LLC

CHARLES M. GILLMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRESS RELEASE

Concerned InfuSystem Stockholders File Preliminary Consent Solicitation to Call a Special Meeting of Stockholders

Proposes to Replace Board of Directors to Represent Best Interests of InfuSystem Stockholders

SANTA MONICA, CA - January 18, 2012 - Meson Capital Partners, LLC, Boston Avenue Capital, LLC, and The Global Undervalued Securities Master Fund, LP (the “Concerned InfuSystem Stockholders”) today announced the filing of a preliminary consent solicitation with the Securities and Exchange Commission calling for written designations from the stockholders of InfuSystem Holdings, Inc. (NYSE Amex:INFU) (“InfuSystem”) to call a special meeting for the removal of the company’s board and the election of new directors.

The Concerned InfuSystem Stockholders filed a joint Schedule 13D on December 6, 2011 and subsequently reached out to InfuSystem top management in an effort to discuss InfuSystem’s performance and the possible appointment of three new directors to represent the stockholders and facilitate the generation of stockholder value. Ryan Morris, Managing Member of Meson Capital, stated: “Despite voicing our concerns, the company’s board has indicated to us that it chooses to support its current leadership and its current strategy and has declined our requests for the appointment of directors to better represent the company’s stockholders.”

As a result, the Concerned InfuSystem Stockholders are filing today a preliminary consent solicitation for the purpose of calling a special meeting of stockholders in order to elect new directors who they believe would better represent the interests of all stockholders. The Concerned InfuSytem Stockholders hold approximately 2.4 million shares or 11.4% of the total outstanding shares. The Global Undervalued Securities Master Fund, LP has been one of the largest InfuSystem stockholders for the past 4 years.

The Concerned InfuSystem Stockholders have watched the company and have been disappointed with its performance. Its stock has lost almost 40% of its value since the beginning of last year and over 55% of its value over the last 4 years. In the meantime, the Concerned InfuSystem Stockholders believe the current board of directors, including Sean McDevitt, the company’s Chairman and CEO, have enriched themselves with excessive stock and cash grants. These grants include almost $3 million in restricted stock awards, and almost $1.9 million in cash to cover taxes on the associated stock grants, according to company’s most recent proxy statement filed April 20, 2011 with the SEC.

Further, while the Concerned InfuSystem Stockholders represent 11.4% of the company’s outstanding stock, the results of the stockholder voting at the company’s May 2011 Annual Meeting, according to the Company’s Form 8-K filed on May 27, 2011, indicate approximately 40% of the shares voted at the meeting were voted as withheld against the company’s directors and against or in abstention to the company’s stock plan proposals.

Mr. Morris summarized the Concerned InfuSystem Stockholder views: “We believe that the existing board of directors has lost the confidence of stockholders, and justifiably so. We believe that the current course of action is not in stockholders’ best interests and will continue to erode stockholder value, while generously compensating existing board members and senior management. After considering a number of possible options, we believe that the democratic process is the appropriate solution to our disagreement with the current board. The company belongs to the stockholders, and they should decide. We believe that it is time for a change in the company’s leadership.”

The Concerned InfuSystem Stockholders have therefore filed a preliminary consent solicitation with the SEC, which can be found at www.sec.gov on EDGAR. Once the definitive consent solicitation is filed, they will begin soliciting consents to call a special meeting of stockholders, at which they propose to replace the entire Board with representatives who they believe would better represent the interests of all stockholders. If the majority of outstanding shares submit consents to call a special meeting, InfuSystem’s bylaws require the company to call a special meeting within 75 days.

Investor Contact:

Ryan J. Morris

Managing Partner

Meson Capital Partners LLC

rmorris@mesoncapital.com

607-216-8905

THE PARTICIPANTS IN THE PROPOSED SOLICITATION TO CALL A SPECIAL MEETING OF STOCKHOLDERS ARE THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY THE CONCERNED INFUSYSTEM STOCKHOLDERS WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 18, 2012 (THE “PRELIMINARY PROXY STATEMENT”). STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT. STOCKHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS AT NO CHARGE THROUGH THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.

STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS RELATED TO THE SOLICITATION TO CALL A SPECIAL MEETING BY THE CONCERNED INFUSYSTEM STOCKHOLDERS AS THE DOCUMENTS BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS WILL BE ABLE TO OBTAIN A COPY OF THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIAL, AFTER THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AT NO CHARGE THROUGH THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV, AND FROM THE CONCERNED INFUSYSTEM STOCKHOLDERS THROUGH THEIR SOLICITATION AGENT, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022.